Exhibit 17.1

RESIGNATION NOTICE

November 10, 2008

Fresh Ideas Media, Inc.
4890 Silver Pine Drive
Castle Rock, CO 80108

Attention: Board of Directors

I hereby resign from my position as a director of Fresh Ideas Media, Inc. (the “Company”), effective upon the expiration of the 10-day period after the mailing of the Information Statement complying with Rule 14F-1 under the Securities Exchange Act of 1934, filed with the U.S. Securities and Exchange Agreement in connection with the consummation of the transactions contemplated by the Share Exchange Agreement between the Company, Ever Auspicious International Limited and Bright Praise Enterprises Limited (the “Exchange Agreement”).

I hereby also resign from my position as President and Chief Executive Officer of the Company, and any other positions I may hold as a result of my position as a director or officer of the Company (other than my positions as director or officer of Community Alliance, Inc. and Our Best Wishes, Inc.), in each case effective as of the Closing Date (as defined in the Exchange Agreement).

Sincerely,

/s/ Phillip E. Ray
Phillip E. Ray